Exhibit 99.1

BIONIK Laboratories Announces Second Quarter Fiscal 2020 Financial Results

TORONTO and BOSTON (November 15, 2019) – BIONIK Laboratories Corp. (OTCQB: BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for the second quarter of fiscal year 2020, ended September 30, 2019.

Financial information for the second quarter of fiscal 2020:

•	Year to date sales for the six months ended September 30, 2019 are $1,072,070, up 2% over $1,048,418 for the prior six month period ended September 30, 2018.
•	Reported sales of $281,691 compared to $547,085 in the prior-year quarter

Corporate highlights for the second fiscal quarter and recent weeks include:

•	Completed rollout of upgraded version of the InMotion™ ARM/HAND robotic device to the market.
•	As a result of the long decision cycle of customers, following the launch of our new InMotion™ ARM/HAND robotic device, many expected decisions have been delayed into the third and fourth quarters.
•	Positive outlook for new ARM/HAND robotic device, with two units shipped last quarter and two units in the last weeks.
•	Expecting to release new Graphic User Interface platform on all InMotion™ robots before end of 2019 to enhance software, data management, and connectivity of devices within the rehabilitation infrastructure.
•	Completed raising $9 million in convertible loans and on September 30, 2019 converted these loans and interest into 1,268,191 common shares at an average price at $7.21, substantially higher than the Company’s stock price on the conversion date.
•	Continued development of an InMotion Home™ product, which is based on the same clinical concepts, clinical data and rehabilitation protocols as the professional products.
•	Continued development of a lower-limb assistive exoskeleton for individuals with impaired mobility.

Management Commentary

•	Commenting on the quarter, Eric Dusseux, M.D., BIONIK’s Chief Executive Officer, said, “We are very proud to propose to the market our new ARM/HAND robotic device, which was released earlier this year. This is a significant improvement for patient therapy, as we are now beginning to offer a customization of the connectivity of our robots combined with InMotion Connect™ capabilities, enabling hospital account managers the ability to drive better asset productivity. We see great market traction to our renewed offering with already one ARM/HAND robotic device unit shipped last quarter and two units in the last few weeks.”

BIONIK continues to expect to achieve the following milestones during the remainder of fiscal year 2020:

•	The Company, through its partnership with Intelliware, intends to continue to roll out its connectivity software and process to provide each hospital account a customized InMotion Connect™ solution. This connectivity will enable the hospital’s management, through dashboards, to monitor asset productivity and patient outcomes, driving performance and staff satisfaction. This support includes customization of the connections, HL7 compatibility, and software to meet the requirements of the hospital systems and their EMR. Through this seamless data collection, BIONIK is conducting real-time analysis to support interpretation of patient outcomes as well as supporting the management of these hospitals and rehabilitation facilities to fast-track the adoption curve for this new technology.

Financial Results

Sales for the quarter ended September 30, 2019 were $281,691, compared with $547,085 for the quarter ended September 30, 2018. The decrease reflects the sale of two InMotion™ robots during the second quarter of fiscal 2020, including one ARM/HAND robotic device, compared with seven InMotion™ ARM robotic devices in the prior-year quarter. Ten robots have been sold year-to-date compared to 12 over the same period in 2018. In addition, deferred revenue, comprised of training to be provided and extended warranties, increased to $590,599 at September 30, 2019 from $467,778 at March 31, 2019. Extended warranties and training are important and growing parts of the Company’s business.

Gross margin for the quarter ended September 30, 2019 was $198,484 or 70.5%, compared to $163,012 or 27.8% for the quarter ended September 30, 2018. The higher gross margin has been achieved due to economies of scale deriving from higher volume outsourced manufacturing of the Company’s robots.

The Company reported a comprehensive loss for the quarter ended September 30, 2019 of $(3,382,684) or loss per share of $(0.87), and a comprehensive loss of $(5,503,328) or loss per share of $(1.42), for the six months ended September 30, 2019.

BIONIK had cash and cash equivalents of $4,674,868 as of September 30, 2019, compared to $446,779 as of March 31, 2019. The Company’s working capital at September 30, 2019 was $5,144,499, compared to a working capital of $479,408 as of March 31, 2019. The working capital increase at September 30, 2019 is due to the Company raising $9 million and converting these loans and interest into common shares at September 30, 2019.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, the extended lead-time needed to close on sales of products, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

BIONIK Laboratories Corp.
Condensed Consolidated Interim Balance Sheets
(Amounts expressed in US Dollars)

	As at	As at
	September 30,	March 31,
	2019	2019
		(Audited)
	$	$
Assets
Current
Cash and cash equivalents	4,674,868	446,779
Accounts receivable, net of allowance for doubtful accounts of $Nil (March 31, 2018 - $19,694)	481,345	1,523,193
Prepaid expenses and other receivables	2,192,177	1,355,032
Inventories	1,037,058	405,682
Due from related parties	18,932	18,585
Total Current Assets	8,404,380	3,749,271
Equipment	232,640	192,528
Technology and other assets	4,289,094	4,427,722
Goodwill	22,308,275	2,308,275
Total Assets	35,234,389	30,677,796

Liabilities and Shareholders' Equity
Current
Accounts Payable	1,434,167	1,148,852
Accrued liabilities	1,164,998	1,653,233
Convertible Loans	70,117	-
Deferred revenue - Contract Liabilities	590,599	467,778
Total Current Liabilities	3,259,881	3,269,863
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value
$0.001; Authorized; Issued and outstanding - 1 (March 31, 2019 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000 (March 31, 2019 – 500,000,000); Issued and outstanding 4,970,595 and 156,239 Exchangeable Shares (March 31, 2018 – 3,661,838 and 196,799 Exchangeable Shares)	5,126	3,858
Additional paid in capital	83,787,934	73,719,299
Deficit	(51,860,701)	(46,357,373)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	31,974,508	27,407,933
Total Liabilities and Shareholders' Equity	35,234,389	30,677,796

BIONIK Laboratories Corp.
Condensed Consolidated Interim Statements of Operations and Comprehensive (Loss) For the six month periods ended September 30, 2019 and 2018
(Amounts expressed in U.S. Dollars)

	Three months	Six months	Three months	Six months
	ended	ended	ended	ended
	September 30, 2019	September 30, 2019	September 30, 2018	September 30, 2018
	$	$	$	$
Sales	281,691	1,072,070	547,085	1,048,418
Cost of Sales	83,207	419,292	384,073	637,236
Gross Margin	198,484	652,778	163,012	411,182

Operating expenses
Sales and marketing	584,775	1,168,507	427,325	969,984
Research and development	886,060	1,702,583	679,049	1,355,792
General and administrative	1,199,938	2,041,631	931,477	1,910,956
Share-based compensation expense	638,219	925,976	439,328	1,034,740
Amortization	69,314	138,628	69,315	140,368
Depreciation	27,059.	51,029	16,626	34,221
Total operating expenses	3,405,365	6,028,354	2,563,120	5,446,061

Other (income) expenses
Accretion expense	-	-	1,970,167	2,104,418
Fair Value Adjustment	-	-	(382,010)	(337,923)
Gain/Loss on mark to market reevaluation	-	-	-	(2,048,697)
Other expense	170,739	185,035	22,712	60,132
Foreign exchange	5,064	(57,283)	(27,872)	(69,006)
Total other expenses (income)	175,803	127,752	1,582,997	(291,076)
Net loss and comprehensive loss for the period	(3,382,684)	(5,503,328)	(3,983,105)	(4,743,803)

Loss per share - basic and diluted	(0.87)	(1.42)	(1.62)	(2.02)

Weighted average number of shares outstanding – basic and diluted	3,872,428	3,865,573	2,459,169	2,351,587

BIONIK Laboratories Corp.
Condensed Consolidated Interim Statements of Cash Flows
for the six months periods ended September 30, 2019 and 2018
(Amounts expressed in U.S. Dollars)

	Three months ended	Three months ended
	September 30, 2019	September 30, 2018
	$	$
Operating activities
Net loss for the period	(5,503,328)	(4,743,803)
Adjustment for items not affecting cash
Depreciation	51,029	34,221
Amortization	138,628	140,368
Interest expense	167,877	57,716
Share based compensation expense	925,976	1,034,740
Accretion expense	-	2,104,418
Fair Value Adjustment	-	(337,923)
Gain/Loss on mark to market reevaluation	-	(2,048,697)
Allowance for doubtful accounts	-	(1,995)
	(4,219,818)	(3,760,955)
Changes in non-cash working capital items
Accounts receivable	1,041,848	(303,033)
Prepaid expenses and other receivables	(837,145)	(417,524)
Due from related parties	(347)	(16)
Inventories	(631,376)	44,817
Accounts payable	285,315	181,765
Accrued liabilities	(512,068)	(567,320)
Customer advances	-	(800)
Deferred revenue	122,821	11,494
Net cash (used in) operating activities	(4,750,770)	(4,811,572)
Investing activities
Acquisition of equipment	(91,141)	(13,640)
Net cash (used in) investing activities	(91,141)	(13,640)
Financing activities
Proceeds from convertible loans	9,070,000	4,676,633
Repayment of Demand notes principal	-	(50,000)
Repayment of Demand notes interest	-	(2,975)
Proceeds from short term loan	500,000	-
Repayment of short term loan	(500,000)	-
Net cash provided by financing activities	9,070,000	4,623,658
Net increase (decrease) in cash and cash equivalents for the period	4,228,089	(201,554)
Cash and cash equivalents, beginning of period	446,779	507,311
Cash and cash equivalents, end of period	4,674,868	305,757